EXHIBIT 99.1



                                  NEWS RELEASE


                      Investor Relations Contact: Susan Spratlen (972) 444-9001


                   Pioneer Declares Dividend on Common Shares


Dallas, Texas, February 18, 2004 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) announced that on February 16, 2004, its board of directors declared a semi-annual cash dividend of $0.10 per share on Pioneer's outstanding common stock. The dividend is payable April 13, 2004 to stockholders of record at the close of business on March 29, 2004.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Gabon, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.




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